EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Declares Quarterly Dividend and Announces Annual Shareholders Meeting on May 22, 2014

ALPHARETTA, GEORGIA. May 1, 2014 - Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.24 per share on the company’s common stock. The dividend will be payable on June 3, 2014 to stockholders of record as of close of business on May 16, 2014.

In addition, the Company announced that its 2014 Annual Meeting of Shareholders will be held on Thursday, May 22, 2014 at 10:00 a.m., Eastern Time. The Annual Meeting will be held at Neenah Paper’s corporate office, located at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. Common stockholders of record as of end of business on March 31, 2014 are eligible to vote at the meeting.

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, SOUTHWORTH® KIMDURA®, GESSNER®, JET-PRO® SofStretch™ and varitess®. Neenah is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.